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Exhibit 10.11

EMPLOYMENT AGREEMENT

STATEMENT OF TERMS AND CONDITIONS

PARTIES:

(1)	Open Text UK Ltd whose registered office is at Grosvenor House, Horseshoe Crescent, Beaconsfield, Buckinghamshire HP9 1LJ (the “Company”).

(2)	Dave Wareham of 265 Barkham Road, Wokingham, Berkshire, RG41 4BY (“the Employee”)

TERMS:

1.	INTERPRETATION

1.1	The headings in this Contract of Employment are for convenience only and shall not affect its interpretation or construction.

1.2	A reference to any statutory or legislative provision includes a reference to that provision as modified, replaced, amended and/or re-enacted from time to time.

2.	COMMENCEMENT AND CONTINUITY OF EMPLOYMENT

2.1
The start date of your Employment with the Company was July 5, 1999 the ‘Commencement Date’. No employment with a previous employer counts as part of your period of continuous employment with the Company.

3.	APPOINTMENT

3.1	You are employed from the Commencement Date and with effect from February 9, 2009 you will be appointed as General Manager, EMEA and Senior Vice President Global Customer Support.

3.2
Change of Control Arrangement: If your role is to be terminated by reason of the liquidation, reorganisation, or any other reconstruction of any Group Company or as part of any other rearrangement of the affairs of any Group Company you will be paid out in full under the terms of §13.1 below. If for any reason whether a new owner, reorganisation or other reconstruction you are offered employment by another Group Company on terms which are either equal to or less than your total OTE compensation under the terms of this Statement of Terms and Conditions then you shall not be obliged to accept such an offer but will have the right to be paid out in full under the terms of this contract (§13.1). Should you be paid in full under this change of control arrangement (§3,2, 13 to 13.3) all unvested shares options will vest on the date of your agreed termination. Such vested stock can be exercised during a period of ninety (90) days (§13.4).

* Compensation, LTIPSs and Stock to be reviewed within 4 weeks of start date

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4.	DUTIES AND OBLIGATIONS

4.1	The Employee agrees (unless you are prevented by ill health) that during their Employment they will:

4.1.1	devote all of your working time, attention and skill to your duties and will do your best to promote the Group’s interests;

4.1.2	observe all of the policies, rules, manuals or regulations that may be issued by the Group and will carry out all reasonable requests or directions that may be made or given by the Board;

4.1.3
keep the Board fully informed (in writing if required) of your conduct of the business of the Group and provide the Board with all information regarding the affairs of the Group as the Board may require;

4.1.4
not (except with the prior written consent of the Board be directly or indirectly employed, engaged, concerned or interested (whether as an agent, a consultant, director, employee, partner, proprietor, sub-contractor, or otherwise) in any other business, undertaking or occupation, or in the setting up of any other business, undertaking or occupation, or accept any other engagement or public office, provided that you may:

4.1.5	not during your Employment knowingly or willingly do or cause or permit to be done anything that is calculated or may tend to prejudice or injure the interests of the Group;

4.1.6	faithfully and diligently perform your duties and exercise your powers for the benefit of the Group.

5.    NORMAL PLACE OF WORK

5.1	Your normal place of work will be at the Company’s registered offices at Grosvenor House, Horseshoe Crescent, Beaconsfield, Buckinghamshire HP9 1LJ.

5.1
You agree that from time to time you may at the Company’s expense have to travel inside and outside the United Kingdom for short periods to carry out your duties and you will maintain an up to date passport in order to do so. You will not be asked to remain outside of the UK for more than four (4) consecutive weeks at a time.

6.	REMUNERATION AND BENEFITS
Salary

6.1
Your basic salary will be £186,000 * gross per annum (or such higher amount as may be agreed with you or be determined by ELT) less such tax and national insurance contributions or other deductions as the Company is obliged or authorised to make.

6.2
Your basic salary will be reviewed by the ELT annually on or around 1 July. There is no obligation on the Company to increase your basic salary. Any review that results in a change in your basic salary will take effect from a date notified to you by the ELT and HR services. All notification will be in writing.

6.3
The Company will be entitled during and on termination of your Employment to deduct from your basic salary or from any other amount due to you from the Company any loans, advances, overpayment of holiday pay/expenses/salary/car allowance/Pension Payment and any other outstanding payments due from you to the Group.

INCENTIVE SCHEMES

7.
In addition to your base salary you may earn an annual commission of £110,000 * payable two months after the end of the quarter, depending on your performance. Further details regarding your individual commission plan will be provided by the ELT.

7.1	You may also be invited to participate in such other bonus or incentive schemes as may be established by the Company for persons of your status.

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Pension Plan

7.2
You will be entitled to be a member of the Company’s Group Personal Pension Plan (“the Plan”), particulars of which can be obtained from HR. The company will contribute a minimum of 3% and a maximum of 5%, of your base salary, to be matched by personal contributions. While participation in the Plan is voluntary, your membership shall be subject to the provisions thereof as may be amended from time to time. All employees are encouraged to join the scheme. Contributions are subject to Inland Revenue limits.

Health Care and Life Assurance
During your Employment you will be entitled at the Company’s expense to participate:
7.2.1    in the Company’s permanent health insurance scheme; this scheme can be carried over at the end of your employment on a personal basis without any break in continuance of cover or any additional underwriting and;
7.2.2    in the Company’s life assurance scheme providing benefits equal to 4 times your annual OTE (on target earnings), (together the “Schemes”), subject always to:
7.2.3    the rules of the Schemes for the time being (details of which are available on request);
7.2.4    the conditions, exclusions and limitations of the relevant insurer; and
7.2.5    the provision of benefits under the Schemes at rates that are acceptable to the Company.

Car Allowance

7.3
You will receive a car allowance for use of your own car of £1000 (one thousand pounds) per annum which shall be payable together with and in the same manner as your basic salary in accordance with clauses 6.1. The car allowance shall not be treated as part of your basic salary for any purpose and shall not be pensionable.

7.4	The Company shall reimburse you in respect of fuel costs for business miles at the Company’s business mileage rate or as set out in the Employee Handbook from time to time.

7.5
You will also be entitled to an annual allowance of $5,000, which can be applied to health club membership, tax and legal advice. Open Text can be invoiced direct up to this amount or you can submit this amount through the normal expense policy for reimbursement.

8.	HOURS OF WORK

8.1	Your normal hours of work will 09:00 to 17:30 Monday to Friday with 1 hour for lunch each day, subject to which the duration of your working time is determinable by you.

8.2	The nature of your work may sometimes cause you to have to work more than your normal hours of work, including on weekends. If this occurs, you agree to do so without further remuneration.

8.3
The working Time Regulations 1998 provide that you should not work for more than 48 hours per week (taken as an average over a 17 week period) unless you have consented to opt out of the 48 hour limit. The nature of the work you do for the Company means that the hours you work may occasionally exceed the 48 hour maximum average permitted by the Regulations. By signing this Contract of Employment, it will be permissible for you to exceed this limit. Your consent to opt out of the Working Time Regulations will not affect your other employment rights. If you opt out, you also have the right to withdraw your consent on 3 months’ written notice and return to the 48 hour limit.

9.	HOLIDAYS

9.1	In addition to normal statutory and public holidays in England you will be entitled in each complete calendar year to 25 working days paid holiday as your basic holiday entitlement.

9.2	Unless otherwise agreed by the ELT, no more than 5 days’ holiday not taken in one holiday year

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may be carried forward to the next holiday year and if carried forward must be used within the first 3 months of the following holiday year, failing which it will lapse.

9.3	You will not normally be entitled to pay in lieu of holiday not taken, other than on the termination of your Employment or unless the reason for not taking it was that the Company asked you not to.

10.	ABSENCE AND SICK PAY
Doctor’s Certificates and Medical Reports

10.1	If you are absent because of sickness, injury or incapacity for up to 7 consecutive days, you must complete a self-certificate of sickness when you return.

10.2
If you are absent because of sickness, injury or incapacity for more than 7 consecutive days, you must provide a doctor’s certificate of sickness for that period of absence and further doctor’s certificates for any continuing absence.

10.3	If you are frequently absent for short periods because of sickness, injury or incapacity, you must provide a doctor’s certificate in respect of each period of absence if the Board asks you to do so.

10.4
Whether or not you are or are likely to be absent because of sickness, injury or incapacity or you are frequently absent because of sickness, injury or incapacity, you agree that you will (at the Company’s expense) submit to physical and/or medical examination(s) by a doctor or other medical specialist appointed by the Company. Notwithstanding any applicable provisions of the Access to Medical Reports Act 1988, the result of any examination(s) will be reported to the Board.

Payment during absence

10.5
Subject to the provisions of the relevant social security legislation in force from time to time, you will be entitled to receive statutory sick pay if you are absent from work because of sickness, injury or incapacity. After the applicable period of statutory sick pay you should claim for any state benefits to which you may be entitled and you must notify the Company of any amounts that you receive. For statutory sick pay purposes your qualifying days will be your normal working days.

Provided that you comply with the requirements set out above regarding absence because of sickness, injury or incapacity, the Board shall determine payments to be made to you, which may be at full pay. At a minimum, the Company will pay you contractual sick pay that will be in addition to your statutory sick pay and any other state paid benefit that you are entitled to claim up to the value of your normal basic salary for up to a maximum of 26 weeks in aggregate in any period of 52 consecutive weeks.

11.	CONFIDENTIALITY
The nature of the Company’s business is such that during your Employment you are likely to create, or have access to, or be entrusted with, or come across Confidential Information. You recognise that the unauthorised use or disclosure of Confidential Information could be damaging to the Group, or to any Person with whom or which the Group deals, or to whom the Group itself owes an obligation of confidentiality. Accordingly you agree that during your Employment (except in the proper course of your duties) and after your Employment has ended you agree to be bound by the terms of the Employee Confidentiality and Non-Solicitation Agreement signed.

11.1	Nothing in this Agreement shall prevent you from making a protected disclosure in accordance with the Public Interest Disclosure Act 1998.

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12.	PROTECTION OF BUSINESS INTERESTS
You acknowledge that during your Employment you may obtain personal knowledge of and influence over clients and employees of the Group and access to Confidential Information. In order to protect those interests, you agree you will not during your Employment and for twelve (12) months following the Termination Date within the Restricted Area, compete with the Group or and Group Company.

12.1	You will not during your Employment and for twelve (12) months following the Termination Date:
12.1.1    solicit away from the Group; or

12.1.2    employ or engage any Key Personnel (or attempt to do the same) whether or not this would involve a breach of contract by the Key Personnel.

12.2	You will not at any time after the Termination Date:
12.2.1    use in any way the name “Open Text” or any other names that comprise the Intellectual Property of the Group from time to time or any part of such name or names or any colourable or confusingly similar imitation of such names

12.3
For avoidance of doubt, the periods of restriction in this clause 12 will be reduced by any period during which the Company does not require you during your notice period to work or perform all or part of your duties.

13.	TERMINATION
Notice to Terminate/Agreed Severance

13.1
The length of written notice that you are entitled to receive from the Company to end your Employment is a minimum of one month’s (1) ‘written notice’. At the end of this one month’s ‘written notice’ you will be paid a total of (15) fifteen month’s pay. If the ‘written notice’ period is longer than 1 month, the following payments will be made at the end of the ‘written notice’ period. The fifteen month’s pay will be made up of:

13.1.1    (3) three month’s notice plus;
13.1.2    (12) twelve month’s severance. All periods of notice referred to in §13.1 will be paid at 100% on-target earnings.
13.1.3    §13.1, 13.1.1 and 13.1.2 and 13.2 relate to the agreed notice and severance payable to the Employee by the Company upon termination. The structure of the payment and the payment made is not dependant on either individual or Company performance but forms part of this Statement of Terms and Conditions and will be paid out in full.

13.2	The length of written notice that the Company is entitled to receive from you to end your Employment is one (1) month.

13.3	You will have up to and including ninety days (90) from your actual date of termination to exercise any vested stock before they expire.

Payment in Lieu of Notice

13.4
The amount of any payment in lieu will be equivalent to 100% on-target earnings together with your pension payment and car allowance for the relevant period of notice in §13.1 including 13.1.1, 13.1.2 and 13.2 subject to such deductions for tax and employee national insurance contributions or otherwise as the Company is required to make.

13.5	Any payment in lieu of notice will also include all benefits under this Contract of Employment with the Company.

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Termination on Retirement

13.6
Your employment will end automatically when you reach your normal retirement age. Currently the normal retirement age at the Company is 65, but this may change from time to time. No agreement whereby you work beyond your normal retirement age will alter your normal retirement age.

Garden Leave

13.7
During any period of notice that has been given to or received from you, the Company may suspend you from your duties. If you are placed on Garden Leave, you will continue to receive your basic salary and 100% on-target earnings and contractual benefits during any period of Garden Leave, provided you comply with the express and implied terms of this Contract of Employment, which will remain in full force.

Miscellaneous Obligations

13.8	After notice to terminate your Employment has been given, you must:
13.8.1    hand over to the Company all property that belongs to the Group and all documents and records in your possession, custody or control that were made, compiled or acquired as a result of your Employment which comprise or contain Confidential Information;
13.8.2    cooperate with any member of the Group for whom you performed duties by providing such reasonable assistance as may be required in connection with any hand-over arrangements that will avoid any hiatus in executive leadership or any claim made by or against any such member of the Group where it considers that you have relevant experience, knowledge or information.

14.	INTELLECTUAL PROPERTY

14.1	You will hold any interest in Intellectual Property that you may have or acquire during and in the course of your Employment as trustee for the Company or the Group.

14.2
To the extent that they do not vest in the Company by operation of law or under this Contract of Employment, you hereby assign all rights, titles and interests you may have or acquire in any Intellectual Property (including, in the case of copyright, by way of present assignment of present and future copyright with full title guarantee) to the Company or (as directed by the Company) to the Group or its nominee, and agree promptly to do everything necessary at the request and expense of the Company to defend its or the Group’s rights in any Intellectual Property and secure full copyright, trade mark, design right, patent or other proprietary rights or other appropriate protection throughout the world.

14.3
So far as permitted by law you irrevocably waive in favour of the Company any rights you may have under chapter IV (moral rights) of Part 1 of the Copyright, Designs and Patents Act 1988 and any corresponding foreign rights in respect of all Intellectual Property to which such rights apply.

14.4	Rights and obligations in relation to Intellectual Property will continue after the Termination Date in respect of all Intellectual Property and will be binding on you.

15.	OTHER AGREEMENTS

15.1	There are no collective agreements that directly affect your employment.

15.2
This Contract of Employment constitutes the entire understanding between you and the Company and supersedes all other agreements and arrangements (if any) relating to your Employment that are made between you and the Company, whether verbal or written, except in relation to:

15.2.1    any agreement or side letter relating to the period between the date of this Contract of Employment and the Commencement Date covering any bonus, incentive or other

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agreement or arrangement that is designed and intended to run in conjunction with or prior to this Contract of Employment; and
15.2.2    any conflict or discrepancy that arises between this Contract of Employment and the Employee handbook, when this Contract of Employment shall apply and have priority and preference over such handbook, or as otherwise agreed between you and the Company.

16.	MISCELLANEOUS

16.1	Any altercations must be recorded in writing.

16.2
Any notice to be given under this Contract of Employment shall be in writing and if given by the Company shall be signed by a director of the Company (other than you) or some other duly authorised officer or agent of the Company and if given by you shall be signed by you. Any notice to the Company shall be served at the address of its registered office for the time being and may be delivered by hand or sent by first class recorded delivery post. Any notice to you shall be served on you in person or at your last known private address in the United Kingdom and may be delivered by hand to that address or sent by first class recorded delivery post.

16.3
This Contract of Employment is governed by and shall be construed in accordance with English Law. Each of you and the Company submits to the exclusive jurisdiction of the courts of England and Wales with regard to any dispute or claim arising under this Contract of Employment.

Signed for and on behalf of the Company	I acknowledge receipt of these Terms and Conditions and I accept and agree to these terms

Signature:	/s/ Tony Preston Signature: /s/ Dave Wareham

Name: Tony K. Preston	Name: Dave Wareham

Position: SVP Global Human Resources	Employee

Date: February 9, 2009	Date: February 2009

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PRIVATE AND CONFIDENTIAL    Grosvenor House
Horseshoe Crescent
Beaconsfield, Buckinghamshire
HP9 1LJ United Kingdom
Tel: +44 (0) 1494 679700
Fax: +44 (0) 1494 679707
www.opentext.com ■ info@opentext.com

Addendum 1
To:        Dave Wareham
From:        HR
Date:        April 2, 2009
CC:        HR Services
Re:        Benefit and Salary Edit
§6.1
Your basic salary will be £200,000 per annum less such tax and NI contributions or other deductions as the Company is obliged or authorised to make.

§7.2.1
During your employment you will be entitled at the Company’s expense to participate in the Company’s permanent health insurance scheme; this scheme can be carried over at the end of your employment on a personal basis without any breaks in continuance of cover or any additional underwriting.

Under this cover, Open Text will arrange insurance coverage for the treatment for claims in relation to ‘Routine Check for Heart Stent’ under a Discretionary Benefit Option. Claims for the above mentioned treatments will be covered up to £2,000 per quarter. The HM Revenue & Customs (tax office) could view this as additional benefit in kind and therefor Open Text will be required to reflect these payments on your income resulting in a tax liability on any bills paid under the Discretionary Benefit Option, which will be the employee’s responsibility.

Due to the nature of this cover, this particular element (‘Routine Check for Heart Stent’) would be unavailable on an individual basis if employment is terminated; however, the vendor does offer other individual options, which would be available, should employment with Open Text cease.

§7.2.2
In the Company Life Assurance scheme providing benefits of four (4) times your annual base salary and 50% of your variable.

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PRIVATE AND CONFIDENTIAL

As part of the Company Life Assurance with Canada Life there is an overall £1M (one million British pounds) ‘maximum’ payout. Any amounts over this ‘maximum’ may be covered but individuals will need to provide evidence of insurability. As part of this scheme and maximum rule, all employees will need to undergo further underwriting in order to be covered for payments in excess of £1M.

Registered Office: Open Text UK Limited, Grosvenor House, Horseshoe Crescent, Beaconsfield,
Bucks HP9 1LJ
Registered Number: 03148093 Place of registration: England and Wales

Further information will be provided so you can be underwritten. In the event you refuse to be underwritten or Canada Life reject your insurability – under the terms of the current policy, cover will be capped at £1M (one million British pounds).

All other terms and conditions will remain unchanged.

Yours sincerely,

/s/ Claudia Goldhammer_______________________
Claudia Goldhammer
VP, International HR

I Dave Wareham have read and confirm the acceptance of the above.

Signed /s/ David Wareham        Dated ____________________________